Exhibit 10.7.3

SEPARATION AGREEMENT

This Agreement is made as of the dates written below by and between Christian Talma and Chase Corporation and its affiliated entities or divisions (collectively, the “Company”), to establish the terms and conditions of the Mr. Talma’s separation from the Company and to provide for a full and complete release of all claims. Mr. Talma must comply with the terms of the Agreement from receipt until execution, including but not limited to complying with the Non-Disparagement and Non-Disclosure provisions.  If Mr. Talma does not execute this Agreement within 21 days, it will be deemed revoked.

NOW, THEREFORE, in consideration for the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Mr. Talma’s employment with the Company ended effective January 15, 2021 (“Separation Date”).

1.         Payments

Mr. Talma understands that although the Company has no obligation to extend Separation Pay or benefits to him, in exchange for the promises contained in this Agreement and provided he signs, returns and does not revoke this Agreement as set forth in Paragraph 15  the Company agrees to give the employee Separation Pay as follows: Mr. Talma will be eligible to receive up to twelve (12) months of Separation Pay at his current base rate of pay (“Separation Pay”), which amount totals $290,000. Separation Pay is subject to legally required and voluntarily authorized deductions and withholdings. Separation Pay will be paid to Mr. Talma in accordance with the Company’s normal payroll practices and will not begin until the first regularly scheduled payday that is at least eight days after the Separation Date.  Nothing herein shall extend Mr. Talma’s rights beyond twelve months following his separation of services from the Company.

2.         Vacation Pay and Accrued Wages

Regardless of whether the Employee executes this Agreement, the Company will pay Mr. Talma Employee for all unused vacation time he has accrued as of the Separation Date, minus applicable payroll deductions and withholdings.  Mr. Talma will also receive payment for all accrued wages as of the Separation Date.

3.         COBRA

Regardless of whether Mr. Talma executes this Agreement, he will be eligible to continue his group health, dental and/or vision insurance under COBRA.  However, if this Agreement becomes effective,  and Mr. Talma timely elects to continue coverage under COBRA, the Company will pay the Employer portion of the COBRA premium (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is twelve (12) months following the Separation Date; (ii) the date you become eligible for group benefit insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group benefit plans or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.  The Company will deduct the employee portion of the COBRA premium from the Separation Pay.

4.         Unemployment Benefits

The Company agrees that it will not contest Mr. Talma’s receipt of unemployment compensation benefits after the Separation Date, provided Mr. Talma Employee is otherwise eligible for such benefits.

5.         Additional Payments and Benefits

The payments described herein constitute the sole and total amount due and owing to Mr. Talma from the Company and no sums are due from him other than those specifically set forth in this Agreement.  Except as described in this Agreement, Mr. Talma will not receive any benefits from the Company after the Separation Date.

6.         Stock Options

Mr. Talma and the Company have entered into the following agreements;  Stock Option Agreement(s), Restricted Stock Agreement(s) and Stock Retention Agreement (hereinafter referred to as “Stock Agreements”) The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Mr. Talma is entitled to purchase from the Company pursuant to the exercise of outstanding Options contained in the “Stock Agreements”, and the number of RSUs that will be settled Mr. Talma upon vesting, Mr. Talma will be considered to have vested only up to the Termination Date (after applying the accelerated vesting clauses contained in the “Stock Agreements”).  Except as otherwise provided herein, the exercise of Mr. Talma’s vested Options, and Shares resulting from any such exercises shall continue to be governed by the terms and conditions of the “Stock Agreements” entered into between he and the Company. The settlement of Mr. Talma’s rights under the aforementioned “Stock Agreements” shall continue to be governed by the terms and conditions of the “Stock Agreements”, as applicable.   Mr. Talma will have vested in the number of shares subject to his outstanding Options, and the number of RSUs, as is set forth on Exhibit A attached hereto, and no more.

7.         Mutual Non-Disparagement

Mr. Talma agrees not to disparage, demean or criticize the Company, or any officer, employee, customer, or board member of the Company at any time for any reason.  Without limiting the generality of the foregoing, Mr. Talma will not make any negative, disparaging or critical comments about the Company, its officers, employees, board members, or customers to any of the Company’s past, present or future employees, customers, officers, board members, vendors or contractors.  The Company agrees that neither the Company, nor any of its officers or directors or other senior-level employees or agents acting within the scope of their employment or engagement by the Company, shall make any negative, disparaging or critical comments about Mr. Talma, his employment with the Company, or his separation from the Company, that have the purpose or reasonably foreseeable effect of injuring his commercial, professional, or reputational interests.

Without limiting the forgoing, this provision applies to any postings on social media or on-line platforms, even if done anonymously.

8.         Cooperation

Mr. Talma agrees to cooperate fully with the Company and/or its attorneys following the Separation Date in responding to, defending or litigating any claims or charges against the Company or any current or former officer or employee of the Company.  Employee will also cooperate fully with the Company and/or its attorneys about any investigation into, litigation over, or in any proceeding concerning any matters which occurred during his employment with the

Company.  The Company will reimburse Mr. Talma for any reasonable expenses he incurs in the course of such cooperation.

Mr. Talma will not voluntarily provide information to, or cooperate in any way with, any person or entity who may become, or is, involved in any legal dispute, litigation or conflict with the Company or with any owner, officer or employee of the Company unless such cooperation is required by law or unless the parties may not lawfully agree to prohibit such cooperation.  Mr. Talma will notify Paula Eckel, or her successor, within twenty-four hours of his receipt of any request for information or any subpoena, complaint or legal process involving the Company or an officer or employee of the Company.

9.         Return of Property/Network and System Access

Mr. Talma will return all property belonging to the Company that Mr. Talma has in his possession, custody or control, including, but not limited to, electronic, computer or communications equipment, electronically stored information, keys, cards, documents, records or any other property, including copies or duplicates of any the Company property no later than the Separation Date.  In addition to the Company’s other rights and remedies, if Mr. Talma fails to return any such equipment, the Company may, at its discretion, deduct the replacement value of the retained equipment from the Severance Payments.

Furthermore, Mr. Talma agrees that after receipt of this Agreement, Mr. Talma will not access any computer network or system of the Company, and that prior to the Separation Date, he has not and will not delete, erase, or in any way impair the Company’s ability to retrieve information from any electronic or communications equipment belonging to the Company.

10.       Non-Disclosure

Mr. Talma agrees not to discuss, publicize, describe or otherwise communicate the terms, conditions or content of this Agreement except to members of the Employee’s immediate family, his professional advisors or as required by law.  All such persons must also agree not to disclose the terms of this Agreement.  If Mr. Talma believes that he is required by law to disclose the terms or existence of this Agreement, he will immediately notify Paula Eckel or her successor and will fully disclose the reason for his belief before disclosing this Agreement.  The provisions of this Section 10 do not apply to any portion of this Agreement that maybe filed with the Securities and Exchange Commission or otherwise published by the Company.

11.       Confidentiality of this Agreement and Confidentiality, Non-Competition, Non-Solicitation, and Patents and Invention Agreement

Mr. Talma acknowledges he signed a Confidentiality, Non-Competition, Non-Solicitation, and Patents and Invention Agreement (“Confidentiality Agreement”), attached as Exhibit B, on August 20, 2018.  Regardless of whether Mr. Talma signs this Agreement, the Confidentiality Agreement is still in effect and Mr. Talma must abide by its terms.

Mr. Talma agrees to maintain the confidentiality of this Agreement and shall not disclose any information contained in or concerning this Agreement to any 3rd party except for information that: (a) is or will be in the public domain; (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations; and (c) Mr. Talma’s attorney, financial advisor and tax advisor (“Disclosees”) provided that those individuals where applicable shall be bound by the same confidentiality obligations set forth herein. Prior to disclosure to the permitted Disclosees, Mr. Talma agrees to notify the Disclosees of this confidentiality provision and to have the Disclosees agree to keep the information confidential. If any party sues to enforce the terms of this Agreement, that party must file it under seal. If Mr. Talma is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, he will immediately provide the Company with written notice thereof, sent to Chase Corporation’s Legal Department, along with a copy of the order, subpoena, or other legal process and agree to allow the Company sufficient time to move to quash the legal process.

On or prior to the Separation Date, Mr. Talma must return all Confidential Information, as defined in the Confidentiality Agreement, in his possession or control to the Company and will keep no copies of such Confidential Information in either hard copy or electronic format.

12.       Non-Liability

This Agreement is not to be construed as an admission of liability or wrongdoing by the Company and the Company expressly denies any liability or wrongdoing.

13.       Breach

If Mr. Talma engages in a material breach of Section 7, 10 and 11 of this agreement, he will repay the Severance Payments to the Company except for the sum of three days of Mr. Talma’s base salary, minus applicable payroll deductions, which the parties mutually agree shall constitute ongoing valid consideration for all other commitments and provisions of this Agreement.  Such repayment shall be in addition to all other damages and remedies available to the Company as a result of Mr. Talma’s breach.

14.       Release

In consideration of the benefits, actions and payments described herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Talma together with his agents, representatives, attorneys, assigns and designees (herein after “Releasors”), hereby knowingly, voluntarily, fully, finally and completely SETTLE, RELEASE AND FOREVER DISCHARGE the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, representatives and agents thereof, both individually and in their corporate and official capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims or causes of action, of whatever kind, character or nature, known and unknown, asserted or unasserted, which he has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, disputed wages, breach of contract, violation of the covenant of good faith and fair dealing, violation of public policy, intentional or tortious interference with contract, misrepresentation, fraud, conversion, promissory estoppel, detrimental reliance, wrongful termination, retaliatory discharge, assault, battery, false imprisonment, personal injury, defamation, libel, slander, invasion of privacy, negligence, negligent hiring, retention or supervision, negligent, reckless or intentional infliction of emotional distress and/or mental anguish, conspiracy, or loss of consortium; retaliation for complaining of protected conduct of any kind, discrimination against Mr. Talma or harassment on the basis of gender, race, color, national origin, citizenship, ancestry, gender identity, religion, age, disability, victim status, sexual orientation, leave status, genetics, marital status, veteran status, whistle-blower activity, or any other protected basis in violation of any city, local, state or federal laws, statutes, ordinances, executive orders, regulations or constitutions, including but not limited to, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wage Law, the Massachusetts Parental Leave Act, the Massachusetts Pay Equity Act, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Paid Family Medical Leave Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Mass Gen. Law, ch. 151B, the Americans

with Disabilities Act, the Occupational Safety and Health Act, the Equal Pay Act, Worker Adjustment and Retraining Notification Act (and the Massachusetts equivalent), Families First Coronavirus Response Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, and the National Labor Relations Act, the Employee Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, and any other federal, state, or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with Mr. Talma’s employment with and/or separation from the Company, regardless of whether or not same (i) are presently known or unknown, (ii) have been specifically referenced, claimed, asserted or made by either of the Parties, or (iii) are statutory, contractual or common law in nature or basis, including without limitation claims of negligence.

It is not the intent of this Agreement to waive or release any claim or right that cannot be lawfully released or waived through private agreement between the Parties. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, including the Massachusetts Commission Against Discrimination, the Equal Employment Opportunity Commission, the U.S. Department of Labor, or the Massachusetts Labor or Workforce Development. To the extent permitted by law, Mr. Talma agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

Notwithstanding the generality of any part of this Paragraph, nothing in this Paragraph constitutes a release or waiver by Mr. Talma of, or prevents Mr. Talma from making or asserting: (i) any claim or right he may have under COBRA; (ii) any claim or right he may have for unemployment insurance or workers’ compensation benefits; (iii) any claim or right that may arise after the execution of this Agreement; or (iv) any claim or right he may have under this Agreement.

15.       Execution and Revocation of the Agreement

Mr. Talma understands that he has twenty- one (21) days to review and sign this Agreement and deliver it to the Company. Mr. Talma further understands that he may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to: Jeffery D. Haigh. General Counsel and state clearly that the employee revokes his acceptance of this Agreement. The revocation must be personally delivered to Jeffery D. Haigh. General Counsel, Chase Corporation, 295 University Avenue, Westwood, MA 02090, and postmarked within seven (7) calendar days of execution of this Agreement.

This Agreement shall not become effective or enforceable until the above-described seven (7) day revocation period has expired.

16.       Employee Representations

Mr. Talma specifically represents, warrants, and confirms that he:

a.        has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency, If he has done so, in consideration of the Separation Pay and other consideration provided to him in this Agreement, he will immediately dismiss with prejudice all such complaints, charges, or claims for relief, and he will take all steps necessary to ensure that the respective local, state, or federal court or administrative agency dismisses and closes the matter(s) and takes no further action with respect to same;

b.         has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

c.          has been properly paid for all hours worked for the Company;

d.         has received all salary, wages, commissions, bonuses, and other compensation due to him;

e.          has no known workplace injuries or occupational diseases related to any employment with the Company;

f.          has not engaged in and is not aware of any unlawful conduct relating to the Company’s business;

g.         has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

h.         Mr. Talma further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or Releasees, or their officers or representatives, including any allegations of corporate fraud.

i.          Mr. Talma affirms that all of the Company’s decisions regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

17.       Notice of Immunity Under the Defend Trade Secrets Act

The Company hereby gives notice that under the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret made in confidence to a Federal, state, or local government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a trade secret made in a complaint or filed in a lawsuit, if such filing is made under seal.

18.       General Provisions

This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law provisions. The parties consent to the exclusive jurisdiction of the federal and state courts of Massachusetts over any issues arising under this Agreement.

This Agreement may be amended or modified only in writing executed by the parties to this Agreement.

This Agreement is binding upon and shall inure to the benefits of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

If all or any portion of any clause or term of this Agreement is found to be void, unlawful or unenforceable, such void, unlawful or unenforceable clause or term shall not affect the continued validity of the remaining clauses of this Agreement, which are separate and distinct. The void, unlawful or unenforceable clause shall be deemed revised to the least extent possible to render it enforceable while maintaining the essential understanding and agreement between the parties.

Any failure of the Company to enforce its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

Mr. Talma understands that the Company has not funded the benefits under this Agreement, and as such if he is entitled to any benefits hereunder, he will be a general creditor of the Company.

19.       Mr. Talma’s Consent Is Voluntary; He Has Been Advised To Consult an Attorney

Mr. Talma understands it is the Company’s desire and intent to make certain that he fully understands the provisions and effects of this Agreement. To that end, Mr. Talma understands and the Company encourages him to consult with an attorney before signing this Agreement. By signing this Agreement, Mr. Talma acknowledges that:

a.          Neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement;

b.         He has carefully read this Agreement, and fully understand its meaning and intent;

c.          He has freely and voluntarily agreed to all of the terms and conditions of this Agreement, and has signed his name of his own free will, without duress; and

Before signing, Mr. Talma affirms that he has have read carefully both this entire Agreement and the following bullet points and agrees to be bound by the following affirmations:

•     I understand I have been given twenty-one (21) days to consider this Agreement.

•     I understand that I may revoke this Agreement by contacting the Company contact identified below at any time during the seven (7) days immediately following the date that I deliver a signed original of the Agreement to the Company.

•     I understand that if I do not revoke this Agreement by written notice to the Company, it will become effective and legally bind both the Company and me on the eighth (8th) day after delivery to the Company.

•     I understand that if I choose to sign and return this Agreement to the Company, I must sign, date and return it without alteration; any change I make to its terms voids the Agreement in its entirety. The Agreement should be returned to the Company contact identified below.

•     I understand that the Company has advised me to consult with counsel prior to signing this Agreement.

•     Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), and as part of the general release I have given in this Agreement, I hereby acknowledge that I am releasing and waiving all claims under the ADEA.

•     I acknowledge that I am not waiving or releasing rights or claims that may arise after the date I sign this Agreement.

•     I acknowledge that I am receiving consideration from the Company over and above anything of value to which I am otherwise entitled.

~~SIGNATURE PAGE FOLLOWS~~

This Agreement may be executed in counterparts. The parties have knowingly and voluntarily executed this Agreement as a sealed instrument.

Chase Corporation

By:	Date:

Adam P. Chase
President & CEO

Date:
Christian J. Talma